Exhibit 99.1

FOR IMMEDIATE RELEASE
Stoneridge Reports Second Quarter 2023 Results
ADVANCING STRATEGIC PRIORITIES WHILE DELIVERING 10%+ QUARTER TO QUARTER SALES GROWTH AND 400+ BASIS POINT GROSS MARGIN EXPANSION

GUIDING TO THE HIGH END OF PREVIOUSLY PROVIDED ADJUSTED SALES, ADJUSTED GROSS MARGIN AND ADJUSTED OPERATING MARGIN RANGES

2023 Second Quarter Results
•Sales of $266.8 million
•Adjusted sales of $262.4 million
•Gross profit of $60.5 million
•Adjusted gross profit of $60.9 million (23.2% of adjusted sales)
•Operating income of $4.3 million
•Adjusted operating income of $6.2 million (2.4% of adjusted sales)
•Adjusted EBITDA of $11.9 million (4.5% of adjusted sales)
◦Non-operating foreign currency and equity investment expense unfavorably impacted adjusted EBITDA in the quarter by $(2.7) million. Excluding these non-operating items adjusted EBITDA was $14.7 million (5.6% of adjusted sales).
•Loss per share (“EPS”) of $(0.11)
•Adjusted loss per share of $(0.05)
◦Non-operating foreign currency and equity investment expense unfavorably impacted adjusted EPS in the quarter by ~$(0.08). Excluding these non-operating items adjusted EPS was ~$0.03.
Reaffirming 2023 Full-year Guidance
•Expecting operating performance to be at the high end of the previously provided ranges
◦Adjusted sales of $960.0 - $990.0 million
◦Adjusted gross margin of 20.5% - 21.25%
◦Adjusted operating margin of 1.5% - 2.25%
•Reaffirming previously provided guidance ranges for adjusted EPS, adjusted EBITDA and adjusted tax expense driven by unfavorable impact of year-to-date non-operating expenses
◦Adjusted EPS of $(0.10) - $0.10 (break-even midpoint)
▪Incremental non-operating expenses reduced adjusted EPS guidance by ~$(0.12) in the first half of the year
◦Adjusted EBITDA margin of 5.3% - 5.9% ($50.9 - $58.4 million)
▪Incremental non-operating expenses reduced adjusted EBITDA by $(4.0) million in the first half of the year
◦Adjusted tax expense of $3.0 to $4.0 million
NOVI, Mich. – August 2, 2023 – Stoneridge, Inc. (NYSE: SRI) today announced financial results for the second quarter ended June 30, 2023, with sales of $266.8 million and loss per share of $(0.11). Adjusted sales for the second quarter were $262.4 million and adjusted EPS was $(0.05). Sales were adjusted to normalize the impact of electronic component spot buys recovered from customers of $4.4 million for the second quarter of 2023. In addition, financial performance was adjusted in relation to certain business realignment costs. The Company expects that these realignment actions, which are primarily related to the consolidation of global functions, will streamline the organization and improve operational efficiency and overall cost structure. The exhibits attached hereto provide reconciliation detail on this and all other normalizing adjustments of Non-GAAP financial measures used in this press release.
For the second quarter of 2023, Stoneridge reported gross profit of $60.5 million and adjusted gross profit of $60.9 million (23.2% of adjusted sales). Operating income was $4.3 million and adjusted operating income was $6.2 million (2.4% of adjusted sales). Adjusted EBITDA was $11.9 million (4.5% of adjusted sales). Relative to the first quarter of 2023, adjusted gross margin improved by 470 basis points, adjusted operating margin improved by 390 basis points and adjusted EBITDA margin improved by 300 basis points on adjusted sales growth of 13.0%.
Jim Zizelman, president and chief executive officer, commented, “During the second quarter we drove strong top-line growth and significant margin improvement resulting in financial performance that exceeded the expectations we outlined on the first quarter earnings call. As expected, we have completed the majority of our customer pricing negotiations, which led to better performance within the quarter as well as an improved operating outlook for the remainder of the year.”
Zizelman continued, “Today we are announcing new business that encompasses both the extension of an existing front-axle disconnect actuator program and the awarding of the next generation program. The extension and new award secure our strategic position on high demand light trucks and SUVs through 2032. These programs are expected to generate approximately $20 million in peak annual revenue. This award demonstrates our capabilities in advanced actuation devices and continued expansion in 4x4 applications. Similarly, this award showcases our ability to apply technologies across different drivetrain types as this product is similar to the drive unit clutch actuator that we discussed last quarter launching on the hybrid-electric Corvette E-Ray.”
Zizelman concluded, “In addition, we are proud to support Kenworth as they now offer MirrorEye as an option on their T680 truck providing improved fuel economy, enhanced driver visibility and the ability to track the trailer around a corner or while backing through any driving environment. This industry leading and innovative new platform is the first MirrorEye OEM solution offered in North America. We remain focused on executing on our long-term growth strategy focused on drivetrain agnostic, platform-based advanced technologies in each of our primary segments and end markets.”
Second Quarter in Review
Control Devices sales of $93.1 million increased by 9.5% relative to sales in the second quarter of 2022. This increase was primarily due to higher sales in our North America passenger vehicle end market and China end markets. Second quarter adjusted operating margin of 5.9% improved by 100 basis points relative to the second quarter of 2022, primarily due to higher contribution from higher sales slightly offset by higher D&D spend.
Electronics adjusted sales of $163.9 million increased by 42.4% relative to sales in the second quarter of 2022. This increase was primarily driven by higher sales volumes in our Europe and North America commercial vehicle end markets and negotiated price increases. Second quarter adjusted operating margin of 5.4% improved by 760 basis points relative to the second quarter of 2022, primarily due to higher contribution from higher sales, including negotiated price increases, and relatively lower material costs. This was partially offset by higher labor costs and the adverse impact of foreign exchange fluctuations.

Stoneridge Brazil sales of $14.9 million increased by 11.7% relative to sales in the second quarter of 2022, primarily due to higher sales in OEM products and tracking devices. Second quarter operating margin of 6.0% improved by approximately 300 basis points relative to adjusted operating margin the second quarter of 2022, primarily due to contribution from higher sales partially offset by higher SG&A costs.
Relative to the first quarter of 2023, Control Devices sales increased by 7.4%. This increase was primarily due to higher sales in the North America passenger vehicle end market and China end markets driven by production stability relative to the first quarter. Second quarter adjusted operating margin increased by 420 basis points relative to the first quarter of 2023, primarily due to lower direct material costs driven by favorable sales mix and lower SG&A spend.
Relative to the first quarter of 2023, Electronics adjusted sales increased by 16.6%. This increase was primarily due to continued strong demand in our commercial vehicle end markets and incremental pricing as a result of completed contract negotiations. Second quarter adjusted operating margin increased by 410 basis points relative to the first quarter of 2023, primarily due to gross margin improvement as a result of incremental pricing, partially offset by higher D&D spend primarily related to program launch support. The Company expects D&D spend to return to normalized levels by the fourth quarter of 2023 as program launches mature.
Relative to the first quarter of 2023, Stoneridge Brazil sales increased by 4.6%. This increase was primarily due higher sales in our aftermarket products partially offset by lower OEM product sales. Second quarter operating margin decreased by 340 basis points relative to the first quarter of 2023, primarily due to higher overhead and SG&A spend.
Cash and Debt Balances
As of June 30, 2023, Stoneridge had cash and cash equivalents balances totaling $34.7 million. Total debt as of June 30, 2023 was $171.6 million. Per the terms of the existing Revolving Credit Facility, the Company reported a net debt to trailing twelve-month EBITDA compliance ratio of 2.97x, a 0.73x improvement relative to the first quarter of 2023. The Company remains in compliance with the Revolving Credit Facility and expects to remain in compliance for the remainder of the year as financial performance is expected to continue to improve resulting in reduced leverage ratios. The Company expects to refinance the existing credit facility prior to the issuance of the year-end 2023 financial statements.
2023 Outlook
The Company is expecting operating performance to be at the high end of the previously guided ranges for adjusted sales guidance of $960.0 million to $990.0 million, adjusted gross margin guidance of 20.5% to 21.25% and adjusted operating margin guidance of 1.5% to 2.25%.
Partially offsetting improved operating performance expectations, the Company noted year-to-date non-operating expenses of $4.0 million or $0.12 adjusted EPS. As a result of unfavorable non-operating expenses, including foreign currency and equity investment related expenses, the Company reaffirmed full-year adjusted earnings per share guidance of $(0.10) to $0.10, adjusted EBITDA guidance of $50.9 million to $58.4 million, or 5.3% - 5.9%, of adjusted sales and adjusted tax expense guidance of $3.0 million - $4.0 million.
Matt Horvath, chief financial officer, commented “Second quarter performance exceeded our previously provided expectations across each of our key financial metrics, putting us in a good position to achieve our full-year 2023 guidance. As a result of improved operating performance to date and an improved outlook for the remainder of the year on continued strong sales, we are guiding to the high end of the previously provided guidance ranges for adjusted revenue, gross margin and operating margin. In addition, we are reaffirming our previously provided full-year guidance ranges for adjusted EPS, EBITDA and tax expense, primarily as a result of improved operating performance partially offset by below-the-line, non-operating costs recognized to date of approximately $4.0 million or $0.12 adjusted EPS. Stoneridge remains well positioned to continue to outperform our underlying markets and drive margin expansion resulting in long-term shareholder value creation.”
Conference Call on the Web
A live Internet broadcast of Stoneridge’s conference call regarding 2023 second quarter results can be accessed at 9:00 a.m. Eastern Time on Thursday, August 3, 2023, at www.stoneridge.com, which will also offer a webcast replay.
About Stoneridge, Inc.
Stoneridge, Inc., headquartered in Novi, Michigan, is a global designer and manufacturer of highly engineered electrical and electronic systems, components and modules for the automotive, commercial, off-highway and agricultural vehicle markets. Additional information about Stoneridge can be found at www.stoneridge.com.
Forward-Looking Statements
Statements in this press release contain “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. These statements appear in a number of places in this report and may include statements regarding the intent, belief or current expectations of the Company, with respect to, among other things, our (i) future product and facility expansion, (ii) acquisition strategy, (iii) investments and new product development, (iv) growth opportunities related to awarded business, and (v) operational expectations. Forward-looking statements may be identified by the words “will,” “may,” “should,” “designed to,” “believes,” “plans,” “projects,” “intends,” “expects,” “estimates,” “anticipates,” “continue,” and similar words and expressions. The forward-looking statements are subject to risks and uncertainties that could cause actual events or results to differ materially from those expressed in or implied by the statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among other factors:
•the ability of our suppliers to supply us with parts and components at competitive prices on a timely basis, including the impact of potential tariffs and trade considerations on their operations and output;
•fluctuations in the cost and availability of key materials (including semiconductors, printed circuit boards, resin, aluminum, steel and copper) and components and our ability to offset cost increases through negotiated price increases with our customers or other cost reduction actions, as necessary;
•global economic trends, competition and geopolitical risks, including impacts from the ongoing conflict between Russia and Ukraine and the related sanctions and other measures, or an escalation of sanctions, tariffs or other trade tensions between the U.S. and China or other countries;
•our ability to achieve cost reductions that offset or exceed customer-mandated selling price reductions;
•the reduced purchases, loss or bankruptcy of a major customer or supplier;
•the costs and timing of business realignment, facility closures or similar actions;
•a significant change in automotive, commercial, off-highway or agricultural vehicle production;
•competitive market conditions and resulting effects on sales and pricing;
•foreign currency fluctuations and our ability to manage those impacts;
•customer acceptance of new products;
•our ability to successfully launch/produce products for awarded business;
•adverse changes in laws, government regulations or market conditions, including tariffs, affecting our products or our customers’ products;
•our ability to protect our intellectual property and successfully defend against assertions made against us;
•liabilities arising from warranty claims, product recall or field actions, product liability and legal proceedings to which we are or may become a party, or the impact of product recall or field actions on our customers;
•labor disruptions at our facilities or at any of our significant customers or suppliers;
•business disruptions due to natural disasters or other disasters outside of our control;

•the ability to refinance our existing revolving Credit Facility on a timely basis prior to its June 5, 2024 maturity;
•the amount of our indebtedness and the restrictive covenants contained in the agreements governing our indebtedness, including our revolving Credit Facility;
•capital availability or costs, including changes in interest rates or market perceptions;
•the failure to achieve the successful integration of any acquired company or business;
•risks related to a failure of our information technology systems and networks, and risks associated with current and emerging technology threats and damage from computer viruses, unauthorized access, cyber-attack and other similar disruptions; and
•the items described in Part I, Item IA (“Risk Factors”) in the Company’s 2022 Form 10-K.
The forward-looking statements contained herein represent our estimates only as of the date of this release and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, whether to reflect actual results, changes in assumptions, changes in other factors affecting such forward-looking statements or otherwise.
Use of Non-GAAP Financial Information
This press release contains information about the Company’s financial results that is not presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Such non-GAAP financial measures are reconciled to their closest GAAP financial measures at the end of this press release. The provision of these non-GAAP financial measures for 2023 and 2022 is not intended to indicate that Stoneridge is explicitly or implicitly providing projections on those non-GAAP financial measures, and actual results for such measures are likely to vary from those presented. The reconciliations include all information reasonably available to the Company at the date of this press release and the adjustments that management can reasonably predict.
Management believes the non-GAAP financial measures used in this press release are useful to both management and investors in their analysis of the Company’s financial position and results of operations. In particular, management believes that adjusted sales, adjusted gross profit and margin, adjusted operating income (loss) and margin, adjusted income (loss) before tax, adjusted net income (loss), adjusted earnings (loss) per share, adjusted EBITDA, adjusted EBITDA margin, adjusted tax expense (benefit), adjusted tax rate, adjusted net debt and adjusted cash are useful measures in assessing the Company’s financial performance by excluding certain items that are not indicative of the Company’s core operating performance or that may obscure trends useful in evaluating the Company’s continuing operating activities. Management also believes that these measures are useful to both management and investors in their analysis of the Company’s results of operations and provide improved comparability between fiscal periods.
Adjusted sales, adjusted gross profit and margin, adjusted operating income (loss) and margin, adjusted income (loss) before tax, adjusted net income (loss), adjusted earnings (loss) per share, adjusted EBITDA, adjusted EBITDA margin, adjusted tax expense (benefit), adjusted tax rate, adjusted net debt and adjusted cash should not be considered in isolation or as a substitute for sales, gross profit, operating income (loss), income (loss) before tax, net loss, earnings (loss) per share, tax expense (benefit), tax rate, debt, cash and cash equivalents, cash provided by operating activities or other income statement or cash flow statement data prepared in accordance with GAAP.
For more information, contact Kelly K. Harvey, Director Investor Relations (Kelly.Harvey@Stoneridge.com).

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)	June 30, 2023	December 31, 2022
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$34,705	$54,798
Accounts receivable, less reserves of $1,132 and $962, respectively	185,296	158,155
Inventories, net	175,305	152,580
Prepaid expenses and other current assets	43,277	44,018
Total current assets	438,583	409,551
Long-term assets:
Property, plant and equipment, net	106,227	104,643
Intangible assets, net	46,638	45,508
Goodwill	34,870	34,225
Operating lease right-of-use asset	12,225	13,762
Investments and other long-term assets, net	46,954	44,416
Total long-term assets	246,914	242,554
Total assets	$685,497	$652,105

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Revolving credit facility	$171,597	$—
Current portion of debt	—	1,450
Accounts payable	136,457	110,202
Accrued expenses and other current liabilities	75,579	66,040
Total current liabilities	383,633	177,692
Long-term liabilities:
Revolving credit facility	—	167,802
Deferred income taxes	7,975	8,498
Operating lease long-term liability	8,967	10,594
Other long-term liabilities	7,284	6,577
Total long-term liabilities	24,226	193,471
Shareholders' equity:
Preferred Shares, without par value, 5,000 shares authorized, none issued	—	—
Common Shares, without par value, 60,000 shares authorized, 28,966 and 28,966 shares issued and 27,522 and 27,341 shares outstanding at June 30, 2023 and December 31, 2022, respectively, with no stated value	—	—
Additional paid-in capital	226,713	232,758
Common Shares held in treasury, 1,444 and 1,625 shares at June 30, 2023 and December 31, 2022, respectively, at cost	(44,367)	(50,366)
Retained earnings	191,314	201,692
Accumulated other comprehensive loss	(96,022)	(103,142)
Total shareholders' equity	277,638	280,942
Total liabilities and shareholders' equity	$685,497	$652,105

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended June 30,		Six months ended June 30,
(in thousands, except per share data)	2023	2022	2023	2022

Net sales	$266,814	$220,936	$508,139	$441,994
Costs and expenses:
Cost of goods sold	206,326	182,372	404,849	361,987
Selling, general and administrative	33,491	28,938	63,354	56,337
Design and development	22,666	15,554	39,634	32,582
Operating income (loss)	4,331	(5,928)	302	(8,912)
Interest expense, net	3,120	1,217	5,866	3,003
Equity in loss of investee	329	377	500	458
Other expense (income), net	2,387	(596)	3,535	735
Loss before income taxes	(1,505)	(6,926)	(9,599)	(13,108)
Provision for income taxes	1,487	413	779	1,906
Net loss	$(2,992)	$(7,339)	$(10,378)	$(15,014)

Loss per share:
Basic	$(0.11)	$(0.27)	$(0.38)	$(0.55)
Diluted	$(0.11)	$(0.27)	$(0.38)	$(0.55)

Weighted-average shares outstanding:
Basic	27,452	27,269	27,400	27,234
Diluted	27,452	27,269	27,400	27,234

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

Six months ended June 30, (in thousands)	2023	2022

OPERATING ACTIVITIES:
Net loss	$(10,378)	$(15,014)
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities:
Depreciation	13,161	13,618
Amortization, including accretion and write-off of deferred financing costs	4,004	4,323
Deferred income taxes	(3,782)	(1,868)
Loss of equity method investee	500	458
Gain on sale of fixed assets	(854)	(95)
Share-based compensation expense	1,271	2,834
Excess tax deficiency related to share-based compensation expense	66	259
Gain on settlement of net investment hedge	—	(3,716)
Changes in operating assets and liabilities:
Accounts receivable, net	(28,100)	(15,481)
Inventories, net	(23,142)	(11,864)
Prepaid expenses and other assets	3,313	(15,538)
Accounts payable	27,069	16,577
Accrued expenses and other liabilities	12,184	7,689
Net cash used for operating activities	(4,688)	(17,818)

INVESTING ACTIVITIES:
Capital expenditures, including intangibles	(18,025)	(14,890)
Proceeds from sale of fixed assets	1,729	140
Proceeds from settlement of net investment hedge	—	3,820
Investment in venture capital fund, net	—	(450)
Net cash used for investing activities	(16,296)	(11,380)

FINANCING ACTIVITIES:
Revolving credit facility borrowings	42,000	11,190
Revolving credit facility payments	(38,068)	(16,500)
Proceeds from issuance of debt	16,402	19,163
Repayments of debt	(18,086)	(20,358)
Earn-out consideration cash payment	—	(6,276)
Repurchase of Common Shares to satisfy employee tax withholding	(1,325)	(699)
Net cash provided by (used for) financing activities	923	(13,480)

Effect of exchange rate changes on cash and cash equivalents	(32)	(2,177)
Net change in cash and cash equivalents	(20,093)	(44,855)
Cash and cash equivalents at beginning of period	54,798	85,547

Cash and cash equivalents at end of period	$34,705	$40,692

Supplemental disclosure of cash flow information:
Cash paid for interest, net	$5,622	$3,022
Cash paid for income taxes, net	$5,927	$3,936

Regulation G Non-GAAP Financial Measure Reconciliations
Reconciliation to US GAAP
Exhibit 1 - Reconciliation of Adjusted EPS

(USD in millions, except EPS)	Q2 2023	Q2 2023 EPS
Net Loss	$(3.0)	$(0.11)

Add: After-Tax Business Realignment Costs	1.6	0.06
Adjusted Net Loss	$(1.4)	$(0.05)

Exhibit 2 – Reconciliation of Adjusted EBITDA

(USD in millions)	Q2 2022	Q3 2022	Q4 2022	Q1 2023	Q2 2023
Income (Loss) Before Tax	$(6.9)	$1.7	$0.7	$(8.1)	$(1.5)

Interest expense, net	1.2	1.8	2.2	2.7	3.1
Depreciation and amortization	8.5	8.3	8.2	8.3	8.4
EBITDA	$2.8	$11.8	$11.1	$3.0	$10.0

Add: Pre-Tax Business Realignment Costs	—	0.3	—	1.3	1.9
Less: Pre-Tax Gain on Disposal of Fixed Assets	—	—	—	(0.8)	—
Add: Pre-Tax Environmental Remediation Costs	—	—	—	0.1	—
Add: Pre-Tax Brazilian Indirect Tax Credits, Net	(0.6)	—	—	—	—
Adjusted EBITDA	$2.3	$12.1	$11.1	$3.6	$11.9

Exhibit 3 – Adjusted Gross Profit

(USD in millions)	Q1 2023	Q2 2023
Gross Profit	$42.8	$60.5

Add: Pre-Tax Business Realignment Costs	0.2	0.5
Adjusted Gross Profit	$43.0	$60.9

Exhibit 4 - Adjusted Operating Loss

(USD in millions)	Q1 2023	Q2 2023
Operating Income (Loss)	$(4.0)	$4.3

Add: Pre-Tax Business Realignment Costs	1.3	1.9
Less: Pre-Tax Gain on Disposal of Fixed Assets	(0.8)	—
Add: Pre-Tax Environmental Remediation Costs	0.1	—
Adjusted Operating Income (Loss)	$(3.4)	$6.2

Exhibit 5 – Segment Adjusted Operating Income (Loss)
Reconciliation of Control Devices Adjusted Operating Income

(USD in millions)	Q2 2022	Q1 2023	Q2 2023
Control Devices Operating Income	$4.1	$2.1	$5.1

Less: Pre-Tax Gain on Disposal of Fixed Assets	—	(0.8)	—
Add: Pre-Tax Environmental Remediation Costs	—	0.1	—
Add: Pre-Tax Business Realignment Costs	—	—	0.4
Control Devices Adjusted Operating Income	$4.1	$1.4	$5.5

Reconciliation of Electronics Adjusted Operating Income (Loss)

(USD in millions)	Q2 2022	Q1 2023	Q2 2023
Electronics Operating Income (Loss)	$(2.5)	$1.4	$7.4

Add: Pre-Tax Business Realignment Costs	—	0.3	1.3
Electronics Adjusted Operating Income (Loss)	$(2.5)	$1.7	$8.8

Reconciliation of Stoneridge Brazil Adjusted Operating Income

(USD in millions)	Q2 2022	Q1 2023	Q2 2023
Stoneridge Brazil Operating Income	$1.0	$1.3	$0.9

Add: Pre-Tax Brazilian Indirect Tax Credits, Net	(0.6)	—	—
Stoneridge Brazil Adjusted Operating Income	$0.4	$1.3	$0.9

Exhibit 6 – Reconciliation of Adjusted Sales

(USD in millions)	Q2 2022	Q1 2023	Q2 2023
Sales	$220.9	$241.3	$266.8

Less: Sales from Spot Purchase Recoveries	(15.3)	(9.1)	(4.4)
Adjusted Sales	$205.7	$232.2	$262.4

Exhibit 7 – Reconciliation of Electronics Adjusted Sales

(USD in millions)	Q2 2022	Q1 2023	Q2 2023
Electronics Sales	$130.4	$149.6	$168.3

Less: Sales from Spot Purchase Recoveries	(15.3)	(9.1)	(4.4)
Electronics Adjusted Sales	$115.1	$140.5	$163.9

Exhibit 8 – Reconciliation of Adjusted Tax Rate

(USD in millions)	Q2 2023	Tax Rate
Loss Before Tax	$(1.5)

Add: Pre-Tax Business Realignment Costs	1.9
Adjusted Income Before Tax	$0.4

Income Tax Expense	1.5	(98.8)%

Add: Tax Impact from Pre-Tax Adjustments	0.4

Adjusted Income Tax Expense	$1.8	nm

Exhibit 9 – Reconciliation of Compliance Leverage Ratio

Reconciliation of Adjusted EBITDA for Compliance Calculation
(USD in millions)	Q2 2022	Q3 2022	Q4 2022	Q1 2023	Q2 2023
Income (Loss) Before Tax	$(6.9)	$1.7	$0.7	$(8.1)	$(1.5)
Interest Expense, net	1.2	1.8	2.2	2.7	3.1
Depreciation and Amortization	8.5	8.3	8.2	8.3	8.4
EBITDA	$2.8	$11.8	$11.1	$3.0	$10.0

Compliance adjustments:
Add: Adjustments from Foreign Currency Impact	(0.4)	3.0	2.8	1.4	3.1
Add: Extraordinary, Non-recurring or Unusual items	0.4	—	0.1	0.2	—
Add: Cash Restructuring Charges	—	0.6	0.2	1.4	0.5
Add: Adjustment to Autotech Investments	0.4	—	0.4	0.2	0.3
Adjusted EBITDA (Compliance)	$3.3	$15.5	$14.6	$6.1	$13.9

Adjusted TTM EBITDA (Compliance)				$39.5	$50.2

Reconciliation of Adjusted Cash for Compliance Calculation
(USD in millions)	Q1 2023	Q2 2023
Total Cash and Cash Equivalents	$35.2	$34.7

Less: 35% Cash Foreign Locations	(11.0)	(10.4)
Total Adjusted Cash (Compliance)	$24.2	$24.3

Reconciliation of Adjusted Debt for Compliance Calculation
(USD in millions)	Q1 2023	Q2 2023
Total Debt	$168.8	$171.6

Outstanding Letters of Credit	1.6	1.6
Total Adjusted Debt (Compliance)	$170.5	$173.2

Adjusted Net Debt (Compliance)	$146.3	$148.9
Compliance Leverage Ratio (Net Debt / TTM EBITDA)	3.70x	2.97x